THE ASHTON TECHNOLOGY GROUP, INC.

                           CERTIFICATE OF DESIGNATION

                                       FOR

                              SERIES D CONVERTIBLE
                                 PREFERRED STOCK

                                   ----------

                             Pursuant to Section 151
             of the General Corporation Law of the State of Delaware

                                   ----------

     The Ashton Technology Group, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify that pursuant to the provisions of
Section 151 of the DGCL, the Board of Directors of the Corporation, at a meeting duly convened on March 31, 1998 at which a quorum was present at all times, adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

     WHEREAS, the Board of Directors of the Corporation is authorized, within the limitations and restrictions stated in the Corporation's Certificate of Incorporation, to fix by resolution or resolutions the designation of each class or series of Preferred Stock (the "Preferred Stock") and the voting powers, and any designations, preferences, and relative, participating, optional or other special rights of any such class or series of Preferred Stock, as well as such other provisions with regard to redemption (at the option of the holders thereof and/or at the option of the Corporation), dividends, dissolution or the distribution of assets, conversion or exchange, and any qualifications or restrictions thereof or such other subjects or matters as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors; and

     WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to such authority, to authorize and fix the terms of the series of Preferred Stock designated as Series D Convertible Preferred Stock;

     NOW THEREFORE, be it resolved, that the terms and provisions of such series and all other right or preferences granted to or imposed upon such series or the holders thereof are as herein set forth:

     1. Designation, Amount and Par Value. Of the authorized but unissued shares of Preferred Stock, ten (10) shares are designated Series D Convertible Preferred (the "Series D Preferred"). The Series D Preferred will have a par value equal to $0.01 per share.

     2. Rank. The Series D Preferred shall, with respect to dividend rights or rights upon liquidation, dissolution and winding-up of the Corporation, rank pari passu with all other series of Preferred Stock or other class of security expressly ranking pari passu ("Pari Passu Classes") with the Series D Preferred (including, without limitation, the Series A Convertible PIK Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock of the Corporation) and prior to all series or classes of Common Stock of the Corporation ("Common Stock"). Nothing contained herein shall be construed to prohibit the Corporation from authorizing or issuing, in accordance with its Certificate of Incorporation and By-Laws, as the same may be amended and in effect from time to time, any classes or series of equity

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securities of the Corporation  ranking senior to or pari passu with the Series D
Preferred  with  respect  to  dividend   rights  or  rights  upon   liquidation,
dissolution and winding-up of the Corporation or both.

     3. Dividends. The holders of the shares of the Series D Preferred shall be entitled to receive a dividend, payable, at the option of the Corporation, in cash or shares of Series D Preferred, on each share of Series D Preferred held by such holders (the "Series D Dividend") in an amount equal to eight percent (8%) per annum (computed on the basis of a 360 day year of twelve 30 day months) of the Series D Liquidation Preference (as defined below). Such dividend shall be cumulative and payable promptly following the end of each calendar year or upon conversion.

     4. Liquidation Preference.

          a) Subject to the rights of holders of any class of capital stock or series thereof expressly ranking senior to the Series D Preferred, upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, the holder of each share of the Series D Preferred then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount equal to One Million Dollars ($1,000,000) for each share of Series D Preferred then held by such holder (such amount being herein called the "Liquidation Preference") before any payment shall be made or any assets distributed to the holders of Common Stock or any other series of capital stock junior to the Series D Preferred. If the assets of the Corporation are not sufficient to pay in full the payments payable to the holders of outstanding shares of Series D Preferred and any Pari Passu Classes upon the liquidation, dissolution or winding-up of the affairs of the Corporation, then the holders of all such shares shall share ratably with all other holders of shares of Series D Preferred and Pari Passu Classes in such distribution of assets in proportion to the Liquidation Preference of the respective shares.

          b) For the purposes of this Section 4, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation not the consolidation or merger of the Corporation with or into one or more other corporations or other entities shall be deemed to be a liquidation, dissolution or winding-up of the Corporation, voluntarily or involuntarily.

     5. Conversion

          a) Rights of Holder to Convert. The holders of shares of Series D Preferred shall have the right to convert all or a portion of the Series D Preferred into shares of the Common Stock, par value $.01 per share (the "Common Stock"), of the Corporation so that each share of Series D Preferred is convertible into such numbers of shares of Common Stock determined by dividing the Liquidation Preference of each share of Series D Preferred by the Conversion Price defined herein (the "Conversion Ratio"). For the purposes hereof, the Conversion Price shall be equal to the following: the Market Price at the Conversion Date as defined below multiplied by the Applicable Conversion Rate. For purposes of this Section 5, the "Market Price" shall mean the average of the closing bid price per share of the Common Stock over the five consecutive trading days ending on the trading day immediately preceding the date the applicable holder of Series D Preferred Stock elects to have shares of Series D Preferred Stock converted (the "Conversion Date") (i) as reported by the National Association of Securities Automated Quotation System ("NASDAQ"); or
(ii) if not quoted by NASDAQ, then as reported in the over-the-counter market; or (iii) in the event the Common Stock is listed on a national stock exchange, as reported on such exchange, in each case as reported by Bloomberg, L.P. The "Applicable Conversion Rate" shall be seventy-five percent (75%). Notwithstanding the foregoing, the Maximum Conversion Price shall be one hundred and twenty-five percent (125%) of the

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


closing bid price of the Corporation's Common Stock on the date the Series D Preferred to be converted was purchased. A holder may convert the shares of Series D Preferred in fractional increments of not less than .05 percent (.05%) or 1/20 of a share (such that the shares are converted in increments which have a Liquidation Preference equal to Fifty Thousand Dollars ($50,000.00)).

          Each   outstanding   share  of  Series  D  Preferred  Stock  shall  be
automatically converted into Common Stock on March 31, 2000 (the "Expiration Date") in accordance with the then applicable Conversion Ratio.

     b) Adjustments to Conversion Ratio. The Conversion Ratio shall be adjusted, from time to time by the Board of Directors of the Corporation, to reflect the effect of any stock dividend, stock split, reverse stock split, merger, consolidation, recapitalization (other than the issuance of Common Stock in exchange for indebtedness or other obligation of similar value), reorganization or other similar transaction affecting the Corporation so that immediately following such event the holders of the Series D Preferred shall be entitled to receive upon conversion thereof the kind and amount of shares of securities of the Corporation and other property which they would have owned or been entitled to receive upon or by reason of such event if such shares of Series D Preferred had been converted immediately before the record date (or, if no record date, the effective date) for such event. An adjustment made pursuant to this paragraph b) of this Section 5 shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination, reclassification, merger, recapitalization, reorganization or other similar transaction. In case of (i) any consolidation or merger to which the Corporation is a party, other than a merger or consolidation in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification of, or change (other than a change in part value or from par value to no par value or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of Common Stock (or such other class or series of Common Stock into which shares of Series D Preferred are then convertible), or (ii) any sale or conveyance of all or substantially all of the property and assets of the Corporation, then provisions shall be made as part of the terms of such transaction whereby the holder of each share of Series D Preferred which is not converted into the right to receive stock or other securities and property in connection with such transaction shall have the right thereafter to convert such shares of Series D Preferred into the kind and amount of shares of stock or other securities and property receivable upon such consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which such shares of Series D Preferred could have been converted immediately prior to such consolidation, merger, sale or conveyance, subject to adjustment which shall be as nearly equivalent as may be practicable to the adjustments provided for in this paragraph b) of this Section 5. The Corporation shall not enter into any of the transactions referred to in clauses (i) or (ii) of the first sentence of this paragraph unless, prior to the consummation thereof, effective provisions shall be made in a certificate or articles of incorporation or other constituent document or written instrument of the Corporation or the Surviving Entity, as the case may be, so as to provide for the assumption by the Corporation or such Surviving Entity, as the case may be, of the obligation to deliver to each holder of shares of Series D Preferred such stock or other securities and property and otherwise give effect to the provisions set forth in this paragraph. For the purposes hereof, "Surviving Entity" means any entity (other than the Corporation) surviving any consolidation or merger referred to in this paragraph, or the entity acquiring the Corporation's assets. The provisions of this paragraph shall apply similarly to successive consolidations, mergers, sales or conveyances.

          The Corporation shall give each holder of Series D Preferred prior written notice delivered to the applicable address set forth on the record books of the Corporation of each adjustment made pursuant to this paragraph b) of
Section 5.

          c) Procedures for Conversion. Any holder of Series D Preferred electing to convert such shares or any portion thereof shall deliver to the Corporation at its principal office by telecopying an executed and completed Notice of Conversion and, by express courier within 3 business days, the certificate representing the Series D Preferred Stock to the Corporation. Each business date on which a Notice of Conversion is telecopied to and received by the Corporation in accordance with the provisions hereof shall be deemed the Conversion Date. The Corporation will transmit the certificates representing shares of Common Stock issuable upon conversion of any Series D Preferred Stock (together with the certificates representing the Series D Preferred Stock not so converted) to the holders via express courier, by electronic transfer or
otherwise   within  three  business  days  after  the  Conversion  Date  if  the
Corporation has received the original Notice of Conversion and Series D Preferred Stock certificate being so converted by such date. In addition to any other remedies which may be available to the holders, in the event that the Corporation fails for any reason to effect delivery of such shares of Common Stock within such three business day period, the holders will be entitled to revoke the relevant Notice of Conversion by delivering a notice to such effect to the Corporation whereupon the Corporation and the holders shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion. The Notice of Conversion and Series D Preferred Stock representing the portion of the shares converted shall be delivered to the principal office of the Corporation at its then current address.

          In the event that the Common Stock issuable upon conversion of the Series D Preferred Stock is not delivered within three business days of receipt by the Corporation of a valid Conversion Notice and the Series D Preferred Stock to be converted, the Corporation shall pay to the holders, in immediately available funds, upon demand, as liquidated damages for such failure and not as a penalty, for each share of Series D Preferred Stock sought to be converted, Five Thousand Dollars ($5,000.00) for each of the first 10 days and Ten Thousand Dollars ($10,000.00) per day thereafter that the conversion shares are not delivered. Such liquidated damages shall run from the fifth business day after the Conversion Date up until the time that either the Notice of Conversion is revoked or the Common Stock has been delivered, at which time liquidated damages shall cease. Any and all payments required pursuant to this paragraph shall be payable only in immediately available funds to the stockholders at the addresses indicated in the records of the Corporation.

          d) No Fractional Securities. No fractional shares of Common Stock shall be issued upon conversion of shares of Series D Preferred. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any share or shares of Series D Preferred, the Corporation shall pay a cash adjustment in respect of such fraction in such amount as the Board of Directors of the Corporation shall in good faith determine.

          e) Taxes. If a holder converts shares of Series D Preferred, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of securities of the Corporation to the holder upon the conversion. The holder shall pay any such tax due because any shares are issued in a name other than the holder's.

          f) Reservation of Shares. The Corporation shall at all times reserve out of its authorized but unissued shares of Common Stock, or such shares held in treasury enough of such shares (or other securities deliverable upon conversion) to permit the conversion of all of the Series D Preferred then outstanding. All shares of Common Stock issued upon due conversion of shares of Series D Preferred shall be validly issued, fully paid and non-assessable.

     6. Redemption.

          a) Definitions. For the purposes of this Section 6,

          "Applicable Premium" means if the Redemption Date occurs: (a) within 30 days (inclusive) after the date any shares of Series D Preferred are issued (the "Issue Date"), ten percent (10%) of the liquidation preference, (b) between 31 and 60 days after the Issue Date, twenty percent (20%) of the Liquidation Preference, (c) between 61 and 90 days after the Issue Date, thirty percent (30%) of the Liquidation Preference and (d) after 90 days after the Issue Date, the Economic Benefit.

          "Economic Benefit" means an amount equal to the market value of the shares of Preferred Stock to be redeemed assuming such shares had been converted to Common Stock on the Redemption Notice Date in accordance with the formula set forth above.

          "Interest" means interest at the rate of eight percent (8%) per annum compounded annually on the Liquidation Preference from the Issue Date to the Redemption Date calculated as set forth in Section 3 above.

          "Redemption Amount" means (i) the Redemption Price, plus (ii) the Applicable Premium plus (iii) Interest.

          "Redemption Date" means the date specified in a Redemption Notice as received by the holder of Series D Preferred in respect of shares to be redeemed in accordance with this Section 6.

          "Redemption Notice" means a notice to a holder of Series D Preferred in accordance with this Section 6.

          "Redemption Price" means the highest closing ask price (determined in the same manner as the closing bid price in Section 5(a) above) of the Common Stock over the five (5) day trading period ending on the Redemption Date.

          b) General. At any time and from time to time, the Corporation may redeem all or any portion of the then outstanding Series D Preferred for an amount in cash equal to the (i) Redemption Amount on the Redemption Date multiplied by (b) The number of shares of Series D Preferred to be redeemed in accordance with the provisions of this Section 6.

          c) Redemption Procedure. If the Corporation shall determine to redeem less than all shares of the Series D Preferred then outstanding pursuant to paragraph a) of this Section 6, the shares to be redeemed shall be selected pro rata (or as nearly as may be) so that the number of shares redeemed from each holder shall bear the same proportion to all the shares to be redeemed that the total number of shares then held by such holder bears to the total number of shares then outstanding.

          d) Notice. Notice of every redemption pursuant to this Section 6 shall be sent by facsimile and mailed, by reputable express courier, not less than 10 days prior to the Redemption Date, to each holder's address as it appears on the books of the Corporation. Each such notice shall state: the Redemption Date; the number of shares of Series D Preferred to be redeemed, and, if less than all shares of Series D Preferred held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; the Redemption Price, Applicable Premium, Interest Redemption Amount applicable to the shares to be redeemed; and the place or places where such shares are to be surrendered.

          e) Rights of Holders. (i) Each holder of shares of Series D Preferred called for redemption shall have the right to effect the conversion as provided in section 5 hereof within 10 days after the date of the Redemption Notice; (ii) if the Corporation fails to deliver the Redemption Amount to the holders of the shares called for redemption on the 10th day from the date of the receipt of the Redemption Notice by the holder, the redemption shall be declared null and void and the Corporation shall lose any further redemption privileges but the holders shall retain their right to effect the conversion; and (iii) if less than all the shares represented by any surrendered certificate are redeemed, a new certificate representing the unredeemed shares shall be promptly issued to the holder who surrendered such certificate.

          f) Status of Redeemed Shares. Any share of Series D Preferred redeemed or otherwise purchased or acquired by the Corporation shall be retired, shall no longer be deemed outstanding, and shall not be reissued.

     7. Voting Rights.

          a) Generally. The holders of record of shares of Series D Preferred shall not be entitled to vote on any matters presented to the stockholders of the Company for approval, except as required by law.

     8. General Provisions.

          a) "Outstanding" Securities. The term "outstanding", when used with reference to shares of stock, shall mean issued shares, excluding shares held by the Corporation, or a subsidiary thereof.

          b) Headings. The headings of the paragraphs, subparagraphs, clauses and sub-clauses of this Certificate of Designation are for convenience of reference only and shall not define, limit, or affect any of the provisions hereof.

     IN WITNESS WHEREOF, the Ashton Technology Group, Inc. has caused this certificate to be signed by its Chairman and Secretary, respectively, this 31st day of March, 1998.



                                        ----------------------------------------
                                        Name:  Robert A. Eprile
                                        Title:  Chairman


                                        ----------------------------------------
                                        Name:  John Blohm
                                        Title:  Secretary